Exhibit 10.31

CONFIDENTIAL TREATMENT

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) dated as of March 27, 2009, (the “Effective Date”) by and among Green Mountain Coffee Roasters, Inc., a Delaware corporation, with its head office located at 33 Coffee Lane, Waterbury, Vermont 05676-1529 (“GMCR”) and TC Global, Inc., f/k/a Tully’s Coffee Corporation, a Washington corporation with its head offices located at 3100 Airport Way South, Seattle, Washington 98134 ( “Tully’s”). Capitalized terms used in this Agreement without separate definition are defined or otherwise referenced in Section XII(l).

WHEREAS, GMCR and Tully’s have previously entered into an Asset Purchase Agreement, dated as of September 15, 2008 as amended by Amendment No. 1 thereto dated November 12, 2008 and Amendment No. 2 thereto dated February 6, 2009 (the “Transaction Agreement”), whereby GMCR is purchasing the assets associated with the wholesale business of Tully’s, including the “Tully’s” world-wide brand (excluding Japan) and other trade names, trademarks and service marks;

WHEREAS, simultaneously with the execution hereof, GMCR and Tully’s have entered into a License Agreement, dated as of September 15, 2008 (the “License Agreement”), whereby GMCR has agreed to grant Tully’s a license to use the “Tully’s” brand and other trade names, trademarks and service marks in connection with (i) certain retail operations worldwide (excluding Japan), and (ii) certain wholesale operations outside of North America;

WHEREAS, conditional upon the successful completion of the transactions contemplated in the Transaction Agreement and License Agreement, GMCR has agreed to enter into exclusive supply arrangements on the terms and in such manner as is set forth below;

WHEREAS, agreement of Tully’s and GMCR, respectively, to enter into this Supply Agreement is a condition precedent to each party’s obligations to close the transactions contemplated by the Transaction Agreement;

WHEREAS, upon the closing of the transactions contemplated by the Transaction Agreement, GMCR as the new owner of the “Tully’s” brand wants to ensure the quality of the product sold as Tully’s coffee at “Tully’s” branded retail, franchised and licensed locations;

NOW THEREFORE in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

I. PRODUCTS AND OTHER COFFEE PRODUCTS

(a) “Products” shall mean certain 5-lb bulk, Retail Coffee Bags and fractional pack coffee for use at Licensed Retail Stores (as defined in the License Agreement) listed in Schedule A

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attached hereto. Schedule A may be amended from time to time by a written agreement signed by the authorized representatives of both parties, at their sole discretion; provided, however, GMCR may delete any item from Schedule A without the prior consent of Tully’s, upon ninety (90) days prior written notice to Tully’s, if Tully’s does not purchase at least [***] pounds of such item per month. To the extent GMCR develops or Tully’s requests amendments to Schedule A involving new products not offered as of the Effective Date but of the same general kind or nature as those listed on Schedule A, the parties agree that any amendment of Schedule A to add such new products shall be contingent upon the mutual agreement of the parties to price, quantity, delivery, and other terms which may vary from the terms stated herein based on the nature of the new product and associated circumstances. Notwithstanding the foregoing, GMCR agrees not to remove any Retail Coffee Bag from Schedule A (“Schedule A Retail Coffee Bag”) during the term of this Agreement without the prior written approval of Tully’s.

(b) “Other Coffee Products” shall mean grocery bagged coffees, K-Cup portion packs and other coffee products as listed in Schedule B attached hereto. Schedule B may be amended from time to time by a written agreement signed by the authorized representatives of both parties, at their sole discretion; provided, however, GMCR may delete any item from Schedule B without the prior consent of Tully’s, upon ninety (90) days prior written notice to Tully’s, if Tully’s does not purchase at least [***] pounds of such item per month. To the extent GMCR develops or Tully’s requests amendments to Schedule B involving new products not offered as of the Effective Date but of the same general kind or nature as those listed on Schedule B, the parties agree that any amendment of Schedule B to add such new products shall be contingent upon the mutual agreement of the parties to price, quantity, delivery, and other terms which may vary from the terms stated herein based on the nature of the new product and associated circumstances.

II. COVENANTS TO SUPPLY AND PURCHASE

(a) Subject to the terms and conditions of this Agreement, GMCR covenants and agrees to use commercially reasonable efforts to supply, or cause to supply, to Tully’s all of Tully’s requirements of Products and Other Coffee Products during the Term of this Agreement. Notwithstanding the foregoing, GMCR covenants and agrees that it will supply, or cause to supply, to Tully’s all of Tully’s Non-Free Standing Licensed Store Requirements for Schedule A Retail Coffee Bags.

(b) Subject to the terms and conditions of this Agreement, Tully’s covenants and agrees to purchase, or cause to be purchased, all of its requirements of Products and Other Coffee Products from GMCR during the Term of this Agreement, solely for use consistent with the parties’ License Agreement.

(c) GMCR shall not be obligated to supply, or cause to supply, to Tully’s and Tully’s shall not be obligated to purchase, or cause to be purchased, from GMCR any products other than the Products and Other Coffee Products.

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(d) Notwithstanding anything to the contrary hereinabove, but subject to the limitation set forth in Section II(e) below, during the term of this Agreement, Tully’s shall have the option to purchase Products and Other Coffee Products, except K-Cup portion packs, from a Secondary Vendor in the following situations, but in all cases subject to the requirements and limitations applicable to a Secondary Vendor set forth in the License Agreement:

(i) if any product listed on Schedule A is moved to Schedule B without Tully’s prior written approval, Tully’s may purchase such product from a Secondary Vendor;

(ii) if GMCR is unable to fill all or any part of a purchase order for any Product or Other Coffee Product within 30 days after the delivery date set forth in such order, Tully’s may purchase that portion of the order for such product from a Secondary Vendor;

(iii) if GMCR elects to discontinue producing any Product or Other Coffee Product (each a “Discontinued Product”), Tully’s may purchase such Discontinued Product from a Secondary Vendor;

(iv) if GMCR elects not to produce any new Product or Other Coffee Product desired by Tully’s, Tully’s may purchase such new Product or Other Coffee Product from a Secondary Vendor;

(v) if after reaching the first [***] aggregate pounds of Products supplied by GMCR each Contract Year, GMCR elects not to continue with Schedule A pricing for one or more Products that were subject to Schedule A pricing, Tully’s may purchase from a Secondary Vendor those Products for which GMCR has made such election;

(vi) if at the end of the initial or any follow-on term of this Agreement, GMCR elects not to continue with the Schedule A and Schedule B pricing for Products and Other Coffee Products, Tully’s may purchase some or all of its requirements for Products and Other Coffee Products from a Secondary Vendor subject to Section II(e) below; and

(vii) if GMCR elects not to supply Special Coffee Products, Tully’s may purchase such products from a Secondary Vendor; provided, however, before doing so (a) Tully’s shall provide ninety (90) days written notice to GMCR prior to the date upon which Tully’s desires to offer Special Coffee Products for sale (“Special Coffee Product Notice”) (b) the Special Coffee Products per such notice shall be limited in number and shall only be sold for a limited seasonal, promotional or special-event related period and (c) GMCR elects not to supply such products after having fifteen (15) days to consider the Special Coffee Product Notice. Tully’s shall only sell Special Coffee Products in its stand-alone Licensed Retail Stores. Tully’s may make up to three (3) Special Coffee Product Notices each Contract Year. GMCR’s election not to supply products per a Special Coffee Product Notice shall not waive GMCR’s right under this Agreement to be the exclusive supplier, subject to this subsection, of Special Coffee Products in the future.

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(e) Tully’s shall not have any right to use a Secondary Vendor to supply Schedule A Retail Coffee Bags to Non-Freestanding Licensed Retail Stores, unless GMCR has consistently failed to supply to Tully’s the volume of Retail Coffee Bags required to supply all of Tully’s Non-Freestanding Licensed Retail Store Requirements.

III. FORECASTS, ORDERS AND DELIVERY

(a) On or before the Effective Date, and thereafter on or before the last day of each calendar quarter during the Term, Tully’s shall provide to GMCR a written forecast (“Forecast”) of Tully’s anticipated demand for all Products and Other Coffee Products to be supplied by GMCR to Tully’s under this Agreement during the four calendar quarters next following the calendar quarter in which the Forecast is scheduled to be delivered hereunder. For each of the Products, the Forecasts shall be binding on Tully’s (i) to purchase during the first calendar quarter included in each Forecast at least [***]% of the quantity of such Product listed therein as the anticipated quantity demand for such Product during such calendar quarter or (ii) to pay to GMCR a surcharge equal to [***]% of the aggregate invoice price for the quantity of such Product purchased during such calendar quarter which is between the actual amount of Product purchased and [***]% of the quantity forecasted in such calendar quarter, notwithstanding the pricing limitations set forth in Section III(a). In addition, if during the first calendar quarter included in each Forecast Tully’s purchases in excess of [***]% of the quantity of such Product listed therein as the anticipated quantity demand for such Product during such calendar quarter, Tully’s shall be required to pay to GMCR a surcharge equal to [***]% of the aggregate invoice price for the quantity of such Product purchased during such calendar quarter in excess of such [***]% quantity, notwithstanding the pricing limitations set forth in Section III(a).

(b) Tully’s shall submit purchase orders for the Products and Other Coffee Products either by email, facsimile or first class mail, which, at a minimum, set forth the product numbers, quantities and requested delivery dates. The purchase orders shall only become binding on the parties upon GMCR’s acceptance of such purchase orders, either by email, facsimile or first mail.

(c) GMCR shall make commercially reasonable efforts to supply all Products and Other Coffee Products ordered in conformity with this Agreement, but GMCR does not guarantee the availability of any Products or Other Coffee Products. If shortages of any Products or Other Coffee Products ordered arise, whether due to manufacturing, transportation, regulatory, economic, supply chain, or other conditions, GMCR may allocate any of its products among its customers, including Tully’s on any commercially reasonable basis. In the event that GMCR is unable to fill all or any part of a purchase order for any Product or Other Coffee Product within 30 days after the delivery date set forth in such order, then Tully’s shall be entitled to use a Secondary Vendor as provided for in Section II(d) above to supply the Product or Other Coffee Product, except K-Cup portion packs, until such time as GMCR is able to supply the quantity of the ordered Product or Other Coffee Product to Tully’s, at which time Tully’s shall once again be obligated to purchase its requirements of the Product or Other Coffee Product from GMCR.

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(d) GMCR agrees to deliver, and shall only be obligated to deliver, all Products and Other Coffee Products supplied under this Agreement to a single facility in the United States selected by Tully’s (the “Central Facility”). Tully’s shall provide GMCR with written notice of the specific delivery address of the Central Facility before the Effective Date. At its sole discretion, Tully’s may change the location of the Central Facility at any time during the Term of the Agreement, so long as such changes are made upon thirty (30) days prior written notice to GMCR. GMCR shall deliver the Products and Other Coffee Products no more than two (2) days after the agreed delivery date as set forth in the respective purchase order.

(e) In GMCR’s sole discretion, GMCR shall replace, at its own expense, all Products and Other Coffee Products that do not conform in all material respects to GMCR’s warranties, as set forth in Section VI, upon delivery of such products to Tully’s (“Non-Conforming Products”), including transportation costs of getting replacement Products or Other Coffee Products to Tully’s, or shall credit to Tully’s account for the delivered price of such Products or Other Coffee Products plus transportation expenses; provided, however, Tully’s shall notify GMCR without undue delay after Tully’s becomes aware of such Non-Conforming Products.

IV. PRICE AND PAYMENT

(a) [***] The initial prices for all Products are set forth in Schedule A and Schedule B, and all such prices during the Term will be FOB GMCR’s designated shipping point, with freight costs to the Central Facility borne equally by GMCR and Tully’s. GMCR shall update the weighted average cost and the corresponding price applicable to the Products each calendar quarter during the Term and deliver each such update to Tully’s, in each case no sooner than twenty (20) days prior to the end of each calendar quarter and no later than fifteen (15) days prior to the end of each calendar quarter. In each case, the weighted average cost of a Product shall be calculated and equal the weighted average cost of green coffee, including differentials, plus the weighted average cost of packaging materials, freight in, labor and allocated overhead incurred by GMCR with respect to such Product over the ninety (90) day period immediately preceding the date, which is fifteen (15) days prior to the date on which such weighted average cost calculation is delivered by GMCR to Tully’s.

(b) In the event Tully’s requires a higher aggregate volume of Products than [***] pounds in a given Contract Year and GMCR does not elect to continue Schedule A pricing for one or more Products after such aggregate [***] pound volume is exceeded, all Products for which GMCR has not made such Schedule A pricing continuation election shall be priced at GMCR’s best list price offered to like customers based on volume, services, single order and single point of distribution on the date on which the order therefor is accepted by GMCR, provided that Tully’s shall have the option to use a Secondary Vendor to supply such Products as set forth in Section II(d) above.

(c) Other Coffee Products supplied by GMCR under this Agreement shall be priced at GMCR’s list price offered to like customers for such Other Coffee Products on the date on which the order therefor is accepted by GMCR, and all such prices are FOB GMCR’s designated shipping point, with freight costs to the Central Facility borne equally by GMCR and Tully’s.

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(d) Payments made by Tully’s for Products and Other Coffee Products purchased hereunder and for any other charges due hereunder shall be due and payable in full in U.S. dollars within thirty (30) days after the date of shipment by GMCR or the date on which such other charge accrues, as applicable. Any payment owed to GMCR under this Agreement that is not paid before the due date for such payment may, in GMCR’s sole discretion, bear interest, to the extent permitted by applicable law, at one and one-half percent (1 1 /2%) per month calculated on the number of days such payment is delinquent.

V. TERM AND TERMINATION

(a) This Agreement shall be for a term of five (5) years starting on the Effective Date and shall be renewed thereafter for separate additional terms of one (1) year each unless either party provides written notice of non-renewal to the other party at least one hundred twenty (120) days in advance of the end of the initial five (5) year term or an additional term, as the case may be. For the purposes of this Agreement, the five (5) year initial term referred to above shall be the “Initial Term” and the Initial Term combined with any extensions or renewals thereof shall be the “Term” or the “Full Term.” Subject to the term and conditions of this Agreement including without limitation Section II(d) above, Tully’s stipulates and agrees that its agreement to source all of its requirements for Products from GMCR for a period of years, no less than five (5), is a material inducement and consideration to GMCR to enter into this Agreement and to the Transaction Agreement and License Agreement.

(b) Either party may terminate this Agreement immediately upon written notice to the other party in the event of any breach by the other party of a material obligation under this Agreement, which the receiving party fails to cure within thirty (30) days after receiving such notice, or in the event the other party (i) discontinues its business operations; (ii) makes an assignment for the benefit of its creditors or an admission of its inability to pay its obligations as they become due; or (iii) files or has filed against it, a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated as bankrupt or insolvent, or a receiver is appointed for a substantial part of such party’s assets, or the claims of creditors of such party are abated or subject to a moratorium under any law.

(c) Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, including obligations under binding orders for purchase and delivery of Products or Other Coffee Products at the time of such termination shall remain in effect.

(d) Upon the termination of this Agreement (except for termination by GMCR pursuant to Section V(b), Tully’s shall immediately be permitted to source the Products and Other Coffee Products, except K-Cup portion packs, from a Secondary Vendor as set forth in Section II(d).

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(e) The provisions of Sections IX and XI of the Agreement and all terms, conditions or definitions contained within this Agreement that are imported into or cross-referenced in the parties’ other agreements, including the Transaction Agreement, License Agreement and Noncompetition Agreement, shall survive termination.

(f) The parties agree that, absent the written agreement of both Tully’s and GMCR, the provisions in this Agreement relating to GMCR’s obligation to supply and Tully’s obligation to purchase, on the terms and conditions contained in this Agreement, all Schedule A Retail Coffee Bag requirements for Tully’s Non-Free Standing Licensed Retail Stores shall survive indefinitely the termination of this Agreement. For the avoidance of doubt the Secondary Vendor provisions contained in Section II(e), the limitations on sales to Tully’s Non-Free Standing Licensed Retail Stores contained in Section VI(c) and each other term of this Agreement as it relates to the continuing obligations of the Parties under this Section (V)(f) shall continue to apply for so long as GMCR has continuing obligations pursuant to this Section V(f).

VI. CERTAIN REPRESENTATIONS AND WARRANTIES

(a) Each party represents and warrants to the other party that the execution and delivery of this Agreement and the performance by the party of obligations hereunder have been duly authorized by all requisite corporate action and shall not violate any provision of law, any order of any court or other agency of government, the certificate of incorporation or bylaws of such party, or any provision of any indenture, agreement or other instrument to which such party or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of GMCR. This Agreement has been duly executed and delivered by each party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

(b) GMCR hereby represents, warrants and agrees that all Products and Other Coffee Products shall at the time and place of delivery to Tully’s (i) be fit for the purpose intended, merchantable, and free from all defects; (ii) shall in all instances comply with all federal, state or local laws and regulations relating to quality, labeling, identity, quantity, packaging or any other matter applicable to Products or Other Coffee Products sold hereunder, including returnable container or deposit laws; (iii) shall not be adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, or any other applicable federal law or regulation; and (iv) shall not be adulterated or misbranded within the meaning of any applicable state law or regulation.

(c) Tully’s hereby represents, warrants and agrees that all Products and Other Coffee Products delivered by GMCR to Tully’s shall be utilized by Tully’s only for the purpose intended under this Agreement and that the manner of sale of Products and Other Coffee

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Products shall in all instances comply with all federal, state or local laws. Tully’s further represents, warrants and agrees that Tully’s shall not sell to any Tully’s Non-Free Standing Licensed Retail Store more than [***] lbs of Schedule A Retail Coffee Bags per month without the express written prior consent of GMCR.

VII. ADHERENCE TO STANDARDS

(a) GMCR covenants and agrees that the Products and Other Coffee Products supplied to Tully’s under this Agreement shall be supplied in the same general manner and of the same general quality with Tully’s current practice and product specifications including, but not limited to, roast date guarantees and packaging; provided, however, that GMCR may substitute ingredients or components of similar or better quality for specified ingredients at its reasonable discretion so long as such substitution does not materially alter the quality of the Product into which the ingredient or component is incorporated. GMCR shall not be liable for any defects or impurities caused after delivery of the Products to Tully’s under this Agreement, or for any variation not caused by or beyond the control of GMCR. Tully’s stipulates and agrees that all Products supplied pursuant to this Agreement are subject to expiration and spoilage if not maintained under proper environmental conditions.

(b) Tully’s covenants and agrees not to resell or use any Products or Other Coffee Products supplied under this Agreement (i) inconsistent with applicable laws or commercially reasonable guidelines affecting the safety and quality of the such products or (ii) in a manner or in environmental conditions that are inconsistent with any reasonable instructions provided by GMCR for maintaining the quality and safety of supplied products, which GMCR may provide from time to time.

VIII. INSPECTION

(a) Tully’s may, on reasonable advance written notice, no more than twice during a twelve (12) month period, and with the consent of GMCR (such consent not to be unreasonably withheld), inspect that portion of GMCR’s facility engaged in the manufacture of the Products at such time during normal business hours when production for Tully’s is taking place. Any costs associated with such inspection shall be solely to the account of Tully’s. During such inspection Tully’s shall be permitted to view and audit the production logs for the Products.

(b) GMCR agrees to conduct regular quality control checks to ensure that quality standards are upheld. GMCR shall also provide commercially reasonable reports based on these checks to Tully’s upon request, but no more than four (4) times a year.

(c) GMCR may, from time to time, on reasonable advance written notice and during normal business hours, inspect Tully’s Non-Free Standing Licensed Retail Stores for compliance with the terms and conditions of this Agreement, provided, however, that absent evidence of a breach of this Agreement, such inspections shall be limited to no more than two such inspections in any given 12 month period. GMCR shall be permitted to view and audit all relevant shipping, consumption, and other records and reports related to the Non-Free Standing Licensed Retail

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Stores and the distribution of the Non-Free Standing Licensed Retail Store Requirements, provided, however, that absent evidence of a breach of this Agreement, such audit shall be limited to no more than one in any given 12 month period. On a quarterly basis, Tully’s shall provide GMCR with a written report stating the total volume of Schedule A Retail Coffee Bags shipped to, and consumed or sold by, each Non-Free Standing Licensed Retail Store during the preceding calendar quarter and shall include a statement that, to the best of Tully’s’ knowledge, Tully’s is in compliance with all terms and conditions of this Agreement, including without limitation Section VI(c).

IX. INDEMNIFICATION

(a) Subject to the terms and conditions of this Agreement, each party shall indemnify, defend, and hold harmless the other party, and each of its subsidiaries, officers, directors, employees, agents and representatives from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) (collectively, the “Liabilities”) arising out of or connected with any third party claim: (i) resulting from any breach of any warranty, representation, covenant or other obligation under the Agreement by the indemnifying party, and (ii) the negligence or willful misconduct by the indemnifying party, or its subsidiaries, officers, directors, employees, agents or representatives.

(b) Tully’s shall further indemnify, defend and hold harmless GMCR, and each of its subsidiaries, officers, directors, employees, agents and representatives from and against any Liability arising out of the operation of Tully’s Stores, except to the extent any such claims arise out of or related to GMCR’s negligence or willful acts.

(c) GMCR shall further indemnify, defend and hold harmless Tully’s, and each of it subsidiaries, franchisees, licensees, officers, directors, employees, agents and representatives from and against any Liability arising out any defects or irregularities with regard to any of the Products or Other Coffee Products sold pursuant to this Agreement that exist upon delivery to Tully’s, except to the extent any such claims arise out of or are related to Tully’s negligence or willful acts.

(d) As a condition to a party’s obligation to indemnify, defend and hold harmless hereunder against a claim arising out of a third party claim, the other party shall (i) provide prompt written notice of any claim giving rise to any Liability; (ii) tender control of the defense and settlement of any such claim to the indemnifying party (such other party being able to participate in the defense of any such claim at such other party’s own expense), but provided that the indemnifying party may not agree to a settlement of a claim without the prior consent of the indemnified party, which shall not be unreasonably or untimely withheld; and (iii) provide such reasonable cooperation as the indemnifying party requests.

X. FORCE MAJEURE

Neither party hereto shall be considered in default of this Agreement or be liable for damages therefor, for any failure or delay in performance hereunder (other than obligations to

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pay money, which shall be excluded from this Section) occasioned by an act of god, force of nature, accident, war or warlike activity, insurrection or civil commotion, labor dispute, transportation delay, governmental regulatory action (whether or not with proper authority) or other circumstances beyond the control of the party so affected for that period commencing at the time notice of such circumstances is given by the affected party and terminating at such time as the impairment caused by such circumstances ends or would have ended had the affected party taken reasonable steps to remedy such circumstances beyond the control of the affected party.

XI. CONFIDENTIALITY

(a) The parties acknowledge that each may provide to the other, or that in the course of its dealings with the other, may learn of or discover certain confidential proprietary and/or trade secret information and material, or other information which is deemed by the other to be confidential, including, without limitation, the price for the Products and other confidential financial information, confidential market research, confidential plans for future products, confidential information regarding the sourcing of coffee and supply chain management, proprietary packaging design or know how, product recipes and formulations and other confidential information or materials (collectively the “Confidential Information”). For clarity, the parties agree that all Confidential Information pertaining to Products, including, without limitation, supply chain information and recipes, formulas, and production know-how pertaining to Products, acquired or to be acquired by GMCR in connection with the transactions contemplated under the Transaction Agreement or otherwise in the possession, custody or control of GMCR is and shall be Confidential Information owned by GMCR subject to the terms of this Agreement. With regard to Confidential Information, the parties acknowledge and agree that unauthorized disclosure or use, whether intentional or unintentional, of any of the Confidential Information may be detrimental to the other. Accordingly, the parties agree as follows, subject to the limitations and exceptions set forth below:

(i) Not to use any of the Confidential Information of the other party for any purpose other than in connection with this Agreement without the other party’s prior written consent.

(ii) To maintain all of the Confidential Information of the other party in confidence and not to disclose any portion of such Confidential Information to any person or entity other than its representatives (which term shall include its’ directors, officers, employees, attorneys, agents and advisors) who are authorized to use the information for permitted purposes and who are bound to maintain the confidentiality of such Confidential Information consistent with this Agreement, without the other party’s prior written consent. The disclosing party shall remain responsible for the actions and disclosures of its representatives.

(b) The obligations pursuant to this Section shall not apply to:

(i) Confidential Information already known to the other party or to others not bound by a duty of confidentiality or such Confidential Information is or becomes publicly

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available, in each case, through no fault of the other party from a person who is not otherwise bound by an obligation of confidentiality with respect to such Confidential Information; or

(ii) Confidential Information that the party is required by law or regulatory authority to produce or to disclose, provided that the party provides notice to the other party before making such disclosure and, at the other party’s request and expense, cooperates in any effort by the other party to obtain a secrecy agreement or protective relating to such disclosure.

XII. MISCELLANEOUS

(a) Tully’s shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of GMCR, which consent may not be unreasonably withheld or delayed. The parties agree that it shall be reasonable for GMCR to withhold its consent to a proposed assignment of this Agreement by Tully’s to a third party if (i) the proposed assignee does not meet GMCR’s commercially reasonable standards as to general creditworthinesss or (ii) the proposed assignee is a direct competitor of GMCR in the Coffee Business. In addition, it shall be a condition of GMCR’s obligation to consent to any such proposed assignment that the proposed assignee agree to assume the obligations of Tully’s under the Noncompetition Agreement with respect to the Wholesale Business. Notwithstanding the foregoing, GMCR agrees that any assignment by Tully’s of this Agreement to an entity owned by persons set forth on Schedule C, without participation (which shall include, for the avoidance of doubt, any ownership interest) by any competitor of GMCR in the Coffee Business, and so long as such persons agree to assume the obligations of Tully’s under the Noncompetition Agreement, shall not require the consent of GMCR. GMCR, without the consent of Tully’s, may freely assign its rights under this Agreement and delegate its obligations under this Agreement, in whole or in part, to any Affiliate if such Affiliate shall assume GMCR’s obligations under this Agreement in writing. GMCR may also assign this Agreement to any purchaser or other successor in title upon a Change of Control in or to all or substantially all of it business or of any discretely operated subsidiary or line of business, provided that such right to assign shall be conditioned on the third party acquiring control pursuant to such transaction providing commercially reasonable written assurances to Tully’s acknowledging that it is bound by and obligated to fulfill the obligations of GMCR hereunder as though such third party were an original party hereto. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this section shall be void and shall give rise to a right of termination under Section V(b).

(b) All notices and other communications shall be in writing and shall be deemed duly given (i) the date of delivery to the address for notice by a widely recognized express delivery service with established tracking capability (such as DHL, UPS, or FedEx); or (ii) the date of transmission by telecopy, email or other electronic transmission service to the address for notice, provided that confirmation of delivery is received by the sender and a copy is also sent the same business day by postage paid, first-class mail. The address for notice for each party is set forth below: Either party may change its address for service of notices hereunder by written notice to the other party in accordance with this Section.

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Notices to “GMCR”:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: Fran Rathke

Telephone: 802-244-5621 x1300

Facsimile: 802-244-6566

Notices to “Tully’s”

TC Global, Inc.

3100 Airport Way South

Seattle, WA 98134

Attention: Andy Wynne

Telephone: 206-292-5059

Facsimile: 206-233-2077

(c) GMCR is an independent contractor engaged by Tully’s to supply Products under this Agreement. Nothing in this Agreement shall make either party the legal representative, agent, employee, owner or partner of the other nor shall either party have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of or on behalf of, the other party.

(d) This Agreement, the Transaction Agreement and the License Agreement constitute the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes and merges all prior discussions and agreements between them relating thereto. No waiver, modification or amendment to this Agreement shall be valid unless in writing, signed by the parties hereto.

(e) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible, or, in the event a party seeks to enforce this Agreement in the absence of such a negotiated modification, the court shall construe and enforce this Agreement as though the illegal or unenforceable provision were excluded from the contract, and interpreting the remaining and enforceable provisions in such manner as to give effect to the original intentions of the parties consistent with requirements of law.

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(f) This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(g) The parties agree that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement unless specifically stated herein. This Agreement is solely for the benefit of GMCR and Tully’s and is not intended to confer any rights or benefits to any third party.

(h) The parties agree that the provisions of this agreement, with the exception of Section XI hereof, which shall only be effective and binding upon execution, are expressly conditional upon the successful closing and completion of the transactions contemplated by the Transaction Agreement and the failure of such transactions to be successfully completed and closed pursuant to the terms of the Transaction Agreement shall rescind this Agreement in all respects and render this Agreement and its terms null and void.

(i) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, of the United States of America without regard to any applicable conflict of law or choice of law rules. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to apply to a court of competent jurisdiction for an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York court in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement in any court other than any New York court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

(j) Notwithstanding Section XII(i), all disputes and claims relating to the determination of the appropriate mark-up after the initial Term pursuant to Section II(d) and Schedule A shall be settled by arbitration in New York, under the Commercial Arbitration Rules of the American Arbitration Association or the successor to such rules in effect at the time of the dispute, subject to the following. During the pendency of such arbitration, the pricing in effect immediately prior to such dispute for Products to which such dispute applies shall apply to all orders for such Products until the final decision of the arbitrator or arbitration panel, as applicable, is delivered to the parties. Where such a dispute or claim exists, either party (the “Initiating Party”) may submit the dispute or claim to arbitration by giving notice to the other party (the “Responding Party”) specifying the matter in dispute and designating an arbitrator. The Responding Party shall, within fifteen (15) days thereafter, be entitled to appoint an arbitrator by written notice to the first party. If the Responding Party fails to appoint an arbitrator within the fifteen (15) day period, then the arbitration shall proceed before the

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arbitrator appointed by the Initiating Party who shall act as a sole arbitrator. If the Responding Party appoints an arbitrator within the fifteen (15) day period, the two (2) arbitrators so appointed shall meet and select a third arbitrator acceptable to both of them. The resulting arbitration panel or sole arbitrator, as the case may be, shall thereupon proceed to set out the procedure for the arbitration, shall hear the submissions of the parties and shall attempt to render a decision within thirty (30) days after the appointment of the final arbitrator or such longer period thereafter as may be required, provided that said arbitration panel or arbitrator shall award, or include in the award, the specific performance of this Agreement unless the arbitration panel or the arbitrator determines that performance is impossible. In the case of an arbitration panel, the decision of a majority of the arbitration panel shall be deemed to be the decision of the arbitration panel. The decision of the arbitration panel or the sole arbitrator, as the case may be, shall be final and binding upon the parties and not subject to appeal. The arbitration panel or the sole arbitrator, as the case may be, shall have the authority to assess the costs of the arbitration panel against either or both of the parties. In addition, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys fees and costs incurred in such proceeding. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over the parties hereto.

(k) UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY THE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED INCOME, LOST REVENUES OR LOST PROFITS), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH INJURY, DAMAGE OR EVENT.

(l) Defined terms, indicated by the use of initial capitalization, shall have the meaning ascribed to them below:

“Affiliate” shall mean, with respect to a party, all employees, family or other relatives, officers, directors, and equity holders of such person, as well as any other Person controlling, controlled by or under common control with such party, where “control” means the ownership, directly or indirectly, of a controlling share of the equity interests of the party or the possession by other means, whether directly or indirectly, of the power to direct the management and policies of a party.

“Change of Control” shall mean (i) any sale, transfer, assignment or other disposition, whether by operation of law or otherwise, of the voting or other securities, which results in any single third party owning more than a majority of such party’s voting stock, (ii) the sale of substantially all of such party’s assets in one or a series of transactions to a single third party buyer, (iii) a merger or consolidation of such party with any other third party entity, or (iv) the acquisition by a third party of the right to nominate a controlling majority of members of the board of directors of such party.

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“Coffee Business” shall mean the business of roasting, packaging, brewing, selling, distributing or otherwise providing whole bean and ground coffees, hot or cold coffee beverages or related products including brewers in North America.

“Contract Year” shall mean the twelve (12) month period beginning on March 27 and ending March 26 each year of the Term.

“Licensed Retail Store” shall have the meaning set forth in the License Agreement.

“Noncompetition Agreement” means the Noncompetition Agreement dated as of March 27, 2009 by and between Tully’s and GMCR.

“Non-Free Standing Licensed Retail Store” shall mean a Licensed Retail Store which is located within the premises of a third party such as a grocery or retail store, business or university campus or other similar locations.

“Non-Free Standing Licensed Retail Store Requirements” shall mean no greater than [***] ([***]) lbs of Schedule A Retail Coffee Bags per Non-Free Standing Licensed Retail Store per month.

“North America” shall mean the United States of America, Canada, Mexico and the Islands of the Caribbean.

“Retail Coffee Bag” shall mean whole bean and ground coffee specifically packaged for retail sale.

“Secondary Vendor” has the meaning set forth in the License Agreement.

“Special Coffee Product” shall mean any seasonal, promotional or special event related coffee product not listed on Schedules A or B.

“Tully’s Stores” shall mean Licensed Retail Stores operated by Tully’s or by Tully’s sublicensees (either its franchisees and licensees) where Products supplied by GMCR are sold pursuant to the License Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date hereinabove written.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:
Name:
Title:

TC GLOBAL, INC. F/K/A TULLY’S COFFEE CORPORATION

By:
Name:
Title:

[Signature Page to Supply Agreement]

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Schedule A

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Schedule B

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Schedule C

Tully’s Senior Management

Carl Pennington

Andy Wynne